UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) December 7, 2017

Paycom Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36393	80-0957485
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501 W. Memorial Road, Oklahoma City, Oklahoma	73142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 722-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01	Entry into a Material Definitive Agreement.

New Credit Agreement

On December 7, 2017 (the “Effective Date”), Paycom Software, Inc. (the “Company”) entered into a senior secured term credit agreement (the “New Credit Agreement”) among Paycom Payroll, LLC (the “Borrower”), the Company and certain subsidiaries of the Company as guarantors of the obligations under the loan documents related to the New Credit Agreement (collectively, the “Guarantors,” and together with the Borrower and any other person who becomes party to the New Credit Agreement, the “Loan Parties”), JPMorgan Chase Bank, N.A., Bank of America, N.A. and Kirkpatrick Bank as lenders (collectively, the “Lenders”), and JPMorgan Chase Bank, N.A. as the administrative agent.

Under the New Credit Agreement, the Lenders have agreed to make certain term loans to the Borrower (the “Term Loans”) in an aggregate principal amount of $60.0 million on or prior to September 7, 2018. Concurrently with the execution of the New Credit Agreement, the Company terminated three credit agreements under which the principal and accrued interest outstanding, together with remaining borrowing capacity, was approximately $57.6 million in the aggregate as of the Effective Date. After giving effect to the Term Loans made on the Effective Date, there was $24.5 million of borrowing capacity remaining under the New Credit Agreement.

The Term Loans mature on September 7, 2025. The Term Loans will bear interest, at the Borrower’s option, at either (a) a prime rate plus 1.0% or (b) an adjusted LIBO rate for the interest period in effect for such Term Loan plus 1.5%. The adjusted LIBO rate is equal to (i) the LIBO rate for the applicable interest period multiplied by (ii) the statutory reserve rate (equal to (x) one divided by (y) one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board of Governors of the Federal Reserve System of the United States).

Under the New Credit Agreement, the Loan Parties are required to comply with certain financial and non-financial covenants, including maintaining a fixed charge coverage ratio of not less than 1.5 to 1.0 and a funded indebtedness to EBITDA ratio of not greater than 2.0 to 1.0. Additionally, the New Credit Agreement contains customary affirmative and negative covenants, including covenants limiting the ability of the Loan Parties to, among other things, grant liens, incur debt, effect certain mergers, make investments, dispose of assets, enter into certain transactions, including swap agreements and sale and leaseback transactions, pay dividends or distributions on their capital stock, and enter into transactions with affiliates, in each case subject to customary exceptions for a credit agreement of this size and type.

The obligations of the Loan Parties under the Term Loans are secured by a mortgage and first priority security interest (the “Mortgage”) in the Company headquarters property (the “Mortgaged Property”). The proceeds of the Term Loans made on the Effective Date will be used to refinance existing indebtedness with Kirkpatrick Bank, and the proceeds of the Term Loans made after the Effective Date may be used to finance hard and soft costs relating to the completion of construction of a building on the Mortgaged Property and any landscaping, groundwork, parking lots, and roads reasonably incidental thereto.

The events of default under the New Credit Agreement include, among others, payment defaults, material misrepresentations, breaches of covenants, cross defaults with certain other material indebtedness, bankruptcy and insolvency events, defaults under the Mortgage, judgment defaults, change in control events and failures with respect to the guaranty under the New Credit Agreement. The occurrence of an event of default could result in the acceleration of the Borrower’s obligations under the New Credit Agreement, the termination of the Lenders’ commitments, a 2.0% increase in the rate of interest, and an obligation of the Guarantors to pay the full amount of the Borrower’s obligations under the New Credit Agreement.

From time to time, the Lenders and certain of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Item 1.02	Termination of a Material Definitive Agreement.

On the Effective Date, in connection with its entry into the New Credit Agreement as disclosed in Item 1.01 of this Current Report on Form 8-K, the Borrower terminated and prepaid all obligations outstanding under (i) the Consolidated, Amended and Restated Loan Agreement with Kirkpatrick Bank dated December 15, 2011, as amended from time to time, (ii) the Loan Agreement with Kirkpatrick Bank dated May 13, 2015, as amended from time to time, and (iii) the Loan Agreement with Kirkpatrick Bank dated August 2, 2016 (collectively, the “Existing Credit Agreements”), including applicable interest and prepayment penalties.

The terms and conditions of the Existing Credit Agreements are described in the Company’s Annual Report on Form 10-K filed on February 21, 2017, which disclosures are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 with respect to the New Credit Agreement is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYCOM SOFTWARE, INC.

Date: December 12, 2017	By:	/s/ Craig E. Boelte
	Name:	Craig E. Boelte
	Title:	Chief Financial Officer